UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 30, 2010

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

2360 Owen Street
Santa Clara, California  95054

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 980-8388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, the Compensation Committee of the Board of Directors of GSI Technology, Inc. (the “Company”) adopted the Company’s 2011 Variable Compensation Plan (the “Plan”).  The Plan is designed to encourage performance and retention of eligible employees by providing cash bonus awards based on the Company’s financial performance during the fiscal year ending March 31, 2011.  Each of the Company’s executive officers is eligible to participate in the Plan.  Certain other officers are also eligible to participate.

Under the Plan, each participant has a designated target bonus.  The target bonus for Lee-Lean Shu, the Company’s President, Chief Executive Officer and Chairman, is $150,000, and the target bonus of each of the other eligible executive officers is $50,000.  The actual bonus award will be computed on the basis of the Company’s fiscal 2011 operating results, with 40% of the award based on the achievement of targeted net revenues and 60% based on the achievement of targeted operating income.  If the target performance goals are exceeded, the actual bonus award payable to participants may be up to two times the target bonus.  The Compensation Committee will establish targeted net revenues and operating income for purposes of the Plan during the first quarter of fiscal 2011.

Bonus awards under the Plan are subject to vesting based on the participant’s continued employment with the Company, with 60% becoming vested and payable on the last business day in April 2011 and 20% becoming vested and payable on the last business day of April in each of the succeeding two years.

A copy of the Plan is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	GSI Technology, Inc. 2011 Variable Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 5, 2010

GSI Technology, Inc.

By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	GSI Technology, Inc. 2011 Variable Compensation Plan